Exhibit 99.1

For Information: Michael D. Friday	For Immediate Release
Telephone: (216) 910-3503	November 9, 2006

Aleris Reports Third Quarter Results

BEACHWOOD, Ohio – November 9, 2006 – Aleris International, Inc. (NYSE: ARS) today reported results for the third quarter of 2006 and for the nine months ended September 30, 2006.

Summary

•	Third quarter net loss was $24.2 million, or $0.78 per share, at an estimated tax rate of 37.0%, compared with reported net income of $31.5 million, or $1.01 per share, in the third quarter of 2005, based on an estimated tax rate benefit of 8.2%. Last year’s reported third quarter earnings per share would have been $0.59 using the 2006 estimated tax rate.

•	Unfavorable special items recorded during the quarter aggregated $104.0 million and included $24.3 million of unrealized losses on derivatives, $53.7 million of charges related to refinancing debt for the acquisition of the downstream business of Corus Group plc (“Corus Aluminum”), $33.2 million of charges for the non-cash impact of recording Corus assets at fair value, and $2.6 million of restructuring and other charges; offset partially by a $9.8 million gain on currency hedges related to a portion of the euro purchase price for the Corus Aluminum acquisition.

•	Adjusted earnings per share was $1.26 in the third quarter of 2006 at the estimated tax rate of 37.0%, compared with adjusted earnings per share of $0.82 in the prior year’s third quarter using an adjusted effective 2005 tax rate of 8.75%. Adjusted to the estimated 2006 tax rate, last year’s adjusted earnings per share would have been $0.58.

•	Pro forma net debt to EBITDA excluding special items on a last-twelve-month basis was unchanged at 2.8x at September 30, 2006 when compared to year end 2005, despite the acquisition of Corus Aluminum on August 1, 2006.

•	Merger-related synergies from the Commonwealth acquisition and companywide productivity initiatives aggregated $16 million for the quarter while synergies related to the 2005 acquisitions totaled approximately $15 million.

•	On August 1, 2006 Aleris completed the acquisition of Corus Aluminum for a purchase price of €695 million ($887 million). Simultaneously, Aleris entered into new credit agreements, the proceeds from which were used to fund the acquisition and refinance substantially all of Aleris’s existing indebtedness. Aleris incurred charges in the third quarter of $53.7 million related to the refinancing.

•	In connection with the acquisition of Corus Aluminum, Aleris has changed its external reporting segments to Global Rolled and Extruded Products, Global Recycling, and Global Zinc to better represent the global approach Aleris is taking to manage its businesses around the world.

•	On August 8, 2006 Aleris announced that it had entered into a definitive merger agreement under which Texas Pacific Group (TPG)would acquire all of the outstanding stock of Aleris for approximately $1.7 billion plus the assumption of, or repayment of approximately $1.6 billion of debt. The transaction continues on track as all regulatory requirements have been met. Closing of the transaction is expected at the end of 2006 or early in 2007.

	Three Months Ended September 30		Nine Months Ended September 30
(amounts in millions, except per share data)	2006	2005	2006	2005
Volume
Recycling and zinc lbs processed	886	835	2,641	2,505
Rolled and extruded products lbs shipped	505	201	1,071	699
Revenue	$1,395.0	$554.9	$3,255.4	$1,803.5
Net income	(24.2)	31.5	59.4	79.5
Earnings per share*	(0.78)	1.01	1.87	2.55
Adjusted earnings per share*	1.26	0.82	3.59	3.11
EBITDA (1)	18.7	52.1	211.2	152.3
EBITDA excluding special items (1)	122.7	51.6	299.3	175.4

*	All per share data is presented on a diluted basis.

(1)

In this press release, we refer to various non-GAAP (generally accepted accounting principles) financial measures including (i) EBITDA, (ii) EBITDA excluding special items and (iii) adjusted earnings per share. The methods used to compute these measures are likely to differ from the methods used by other companies. These non-GAAP measures have limitations as analytical tools and should be considered in addition to, not in isolation or as a substitute for, or superior to, Aleris’s measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the accompanying tables reconciling the non-GAAP financial measures to comparable GAAP amounts. “EBITDA”, as used in this press release, is defined as net income before interest income and expense, taxes, depreciation and amortization and minority interests. “EBITDA excluding special items,” as used in this press release, is defined as EBITDA excluding restructuring and other charges, losses on the early extinguishment of debt, a one-time realized gain on the settlement of derivative financial instruments that hedged a portion of the purchase price to acquire Corus Aluminum, mark-to-market FAS 133 unrealized gains and losses on derivative financial instruments, and the non-cash cost of sales impact of the write-up of inventory and other items through purchase accounting. “Adjusted earnings per share” excludes the per-share impact of these special items. Management uses EBITDA as a performance metric and believes this measure provides additional information commonly used by our stockholders, noteholders and lenders with respect to the performance of our fundamental business objectives, as well as our ability to meet future debt service, capital expenditures and working capital needs. Management believes EBITDA excluding special items and adjusted earnings per share is useful to our stakeholders in understanding our operating results and the ongoing performance of our underlying businesses without the impact of these special items. Additionally, management uses EBITDA because the Company’s new asset-backed lending facility, term-loan lending facility and senior unsecured facility use EBITDA with additional adjustments to measure its compliance with covenants such as fixed charge coverage and debt incurrence.

Aleris resulted from the December 9, 2004 merger of IMCO Recycling Inc. and Commonwealth Industries, Inc. During the last half of 2005, Aleris made several acquisitions, including Tomra Latasa Reciclagem, which closed in August, ALSCO Holdings, Inc., which closed in October, and Alumitech, Inc., and the acquisition of selected assets of Ormet Corporation, both of which closed in December. Aleris’s reported results for 2006 include these acquisitions, but 2005 has not been recast on a comparable basis and represents 2005 results as reported. In addition, Aleris acquired Corus Aluminum on August 1, 2006 and is reporting two months of operations from Corus Aluminum in its third quarter results. Similarly, neither earlier 2006 nor 2005 results have been recast to include Corus Aluminum results.

As a result of the acquisition of Corus Aluminum and Aleris’s decision to manage its businesses on a global basis going forward, Aleris has changed its external reporting segments to Global Rolled and Extruded Products, Global Recycling, and Global Zinc to better represent the global approach Aleris is taking to manage its businesses around the world. Global Rolled and Extruded Products includes Corus Aluminum as well as the North American Rolled Products business. Global Recycling includes all of the aluminum recycling businesses of Aleris that were previously included in the Aluminum Recycling and International segments. The International segment has been eliminated. For comparison purposes, the 2005 segment results have been recast according to the new global basis. The former Zinc segment has been renamed Global Zinc.

Third Quarter 2006 Operating Results

Aleris reported third quarter 2006 revenues of $1.40 billion and a net loss of $24.2 million, or $0.78 per share. Results for the third quarter 2006 are reported using a 37.0% estimated tax rate. These results include $2.04 per share of unfavorable special items attributable to a $53.7 million charge related to the early extinguishment of debt as Aleris substantially refinanced all of its indebtedness during the quarter to fund the Corus Aluminum acquisition, $33.2 million related to the non-cash cost of sales impact of recording acquired assets at fair value, $24.3 million of non-cash mark-to-market FAS 133 unrealized hedge losses and $2.6 million of restructuring and other charges; offset partially by a one-time $9.8 million gain on currency hedges related to a portion of the euro purchase price for the Corus Aluminum acquisition.

For the third quarter of 2005, Aleris reported revenues of $554.9 million and net income of $31.5 million, or $1.01 per diluted share, using an effective tax rate benefit of approximately 8.2%. These results included $0.19 per share of favorable special items including $2.7 million of non-cash mark-to-market FAS 133 unrealized hedge gains that more than offset $1.2 million related primarily to the non-cash cost of sales impact of the write-up of global rolled and extruded products assets to fair value at the date of purchase and $1.0 million of restructuring charges related to the Commonwealth merger as well as a $0.16 per share benefit related to a decrease in the expected 2005 effective tax rate which impacted the third quarter. Last year’s reported third quarter earnings per share would have been $0.59 using the 2006 estimated tax rate.

Third quarter 2006 adjusted earnings per share was $1.26 compared with $0.82 in the comparable year-ago period. Prior-year adjusted earnings per share would have been $0.58 on a comparable tax rate basis. EBITDA excluding special items totaled $122.7 million in the third quarter of 2006, an increase of 138% compared with $51.6 million in the third quarter of 2005. The Company’s improved results were driven primarily by the Corus Aluminum acquisition, benefits from the 2005 acquisitions, merger-related synergies from the Commonwealth acquisition and companywide productivity initiatives and improved results from Global Zinc.

Steven J. Demetriou, Chairman and Chief Executive Officer of Aleris, said, “We continue to be pleased with the performance of all of our businesses and their focus on customers, profitable growth, merger and acquisition-related synergies and productivity improvements. We are also pleased with the initial results coming from the Corus Aluminum acquisition and are delighted with the energy and enthusiasm with which the former Corus Aluminum employees have embraced Aleris and our operating culture. We are early in the integration process, but the overall organization structure is in place and numerous teams are working to identify commercial opportunities, best practices and productivity improvements for both the former Corus Aluminum and legacy Aleris businesses. With the Corus Aluminum acquisition, Aleris has become a truly global company with the opportunity to expand our global reach and enter new applications with superior technology and high value-added products. We look forward to the challenges and opportunities that lie ahead.”

Year-to-date Operating Results

For the first nine months of 2006, Aleris reported revenues of $3.26 billion and net income of $59.4 million or $1.87 per share. These results include $1.72 per share of unfavorable special items, including a $53.7 million charge related to the early extinguishment of debt, $34.8 million related to the non-cash cost of sales impact of recording acquired assets at fair value, $7.1 million of non-cash mark-to-market FAS 133 unrealized hedge losses and $2.3 million of restructuring and other charges; offset partially by a $9.8 million gain on currency hedges related to a portion of the euro purchase price of the Corus Aluminum acquisition. For the comparable 2005 period, Aleris reported revenues of $1.80 billion and net income of $79.5 million, or $2.55 per share. Those results included $0.56 per share of unfavorable special items, including $10.4 million of mark-to-market FAS 133 unrealized hedge losses, $7.9 million of purchase accounting adjustments and $4.8 million of restructuring and asset impairment charges related to the Commonwealth merger.

Adjusted earnings per share of $3.59 for the first nine months of 2006 compare to $3.11 per share in 2005, or $2.15 using the 2006 year-to-date tax rate of 36.8%. EBITDA excluding special items was $299.3 million for the first nine months of 2006 compared with $175.4 million for the prior-year period. The improved results for 2006 were the result of merger-related synergies from the Commonwealth acquisition and companywide productivity initiatives, benefits from the 2005 acquisitions, the Corus Aluminum acquisition and improvements in Global Zinc.

Net debt increased by $833.4 million since December 31, 2005 due primarily to the Corus Aluminum acquisition. However, pro forma net debt to EBITDA excluding special items on a last-twelve-month basis of 2.8x at September 30, 2006 was unchanged from year-end 2005.

Global Rolled and Extruded Products

North American shipments of rolled products totaled 288 million pounds in the third quarter of 2006, including approximately 68 million pounds from the 2005 acquisitions. This compared with shipments of 201 million pounds for the comparable period in 2005. Excluding the 2005 acquisitions, shipments were up approximately 9% compared with the 2005 third quarter as customers returned to more normal seasonal buying patterns in 2006 compared with the inventory destocking that occurred in 2005.

Excluding the 2005 acquisitions, North American rolled products material margins for the third quarter improved to $0.522 per pound, compared with $0.489 in the year-earlier period as improving scrap spreads and the favorable FIFO impact of the rising London Metal Exchange (LME) more than offset a slight decline in rolling margins. Sequentially, material margins for the third quarter, excluding the 2005 acquisitions, increased $0.041 per pound due to the significant favorable impact of the rising LME. Including the 2005 acquisitions, material margins were $0.535 per pound as ALSCO products have higher material margins than the underlying rolled products business. Including the 2005 acquisitions, cash conversion costs were $0.236 per pound. Sequentially, cash conversion costs increased $0.013 per pound during the third quarter of 2006 due to higher costs associated with transferring production from the shutdown Hannibal and Carson rolling mills.

Shipments for the former Corus Aluminum were 217 million pounds for the last two months of the third quarter 2006 and benefited from continued strength in shipments to aerospace customers, improved shipments of both rolled and extruded products to automotive applications, and general strengthening of the German and other European industrial economies.

Rolled and extruded products segment income was $45.5 million in the third quarter of 2006, compared with segment income of $35.9 million in the prior-year period. Excluding the impact of purchase accounting adjustments which are recorded at the segment level, segment income was $78.7 million in the third quarter 2006 compared with $37.1 million in the prior-year period. Increased income was driven primarily by the Corus Aluminum acquisition, the 2005 acquisitions of ALSCO and certain assets of Ormet, favorable scrap spreads, improved productivity and the favorable FIFO impact of the rising LME, which more than offset a slight decline in rolling margins, as well as inflation in freight, energy and other conversion costs.

Year-to-date North American shipments of rolled products totaled 853 million pounds compared with 699 million pounds reported in the first nine months of 2005. Excluding the 2005 acquisitions, material margins for the first nine months of 2006 improved to $0.512 per pound, compared with $0.479 for the first nine months of 2005 as the favorable FIFO impact of the rising LME, favorable scrap spreads and improved productivity more than offset the expected decline in rolling margins. Including the 2005 acquisitions, material margins were $0.528 per pound for the first nine months of 2006 while cash conversion costs were $0.235 per pound. Shipments from the Corus Aluminum acquisition totaled 217 million pounds for the two months since the acquisition.

Segment income was $140.3 million for the first nine months of 2006 compared with $123.7 million in the comparable prior-year period. Excluding the impact of purchase accounting adjustments which are recorded at the segment level, segment income was $175.1 million for the first nine months of 2006 compared with $131.6 million in the prior-year period. Contributing to the earnings increase were the 2005 acquisitions of ALSCO and certain assets of Ormet and the Corus Aluminum acquisition as well as widening scrap spreads and the favorable FIFO impact of the rising LME. In addition, the segment has continued to achieve excellent results in its Six Sigma and productivity initiatives. These factors have more than offset decreases in legacy business volumes, slightly lower rolling margins and increases in freight, paint and certain conversion costs such as labor and natural gas.

Global Recycling

Global Recycling segment income was $22.7 million in the third quarter of 2006 compared with $10.7 million in the third quarter of 2005. Third quarter 2006 processing volume of 822 million pounds compared with the 776 million pounds processed in the year-earlier third quarter. Results improved primarily because of benefits from the 2005 acquisitions, the capture of synergies and operational improvements, and higher margins.

Year-to-date 2006 processing volume was 2.5 billion pounds compared with 2.3 billion pounds reported for the first nine months of 2005. Segment income for the first nine months of 2006 was $71.0 million compared with $31.3 million for the year-earlier period. This improvement was due primarily to merger-related synergies from the Commonwealth acquisition and companywide productivity initiatives, the benefits from the 2005 acquisitions, other operational improvements, and higher margins.

Global Zinc

Global Zinc segment income of $14.2 million for the third quarter of 2006 compared with $4.8 million reported for the same period in 2005. Third quarter 2006 processing volume of 64 million pounds was 10% higher than the 58 million pounds processed in the third quarter of 2005. The substantial increase in global zinc segment income was due primarily to the unprecedented rise in LME zinc prices which has occurred this year, with the average LME price of zinc at $1.76 per pound in the third quarter of 2006 compared with $0.59 per pound in the comparable period of 2005.

Year-to-date segment income of $48.5 million compared with $14.9 million for the first nine months of 2005, while year-to-date processing volume of 188 million pounds compared with 171 million pounds reported for the first nine months of 2005.

Corporate Expense

Corporate expense primarily includes corporate general and administrative expense (G&A), other income/expense and interest expense. In addition, in order to simplify understanding of ongoing segment operations, corporate expense includes all restructuring and other charges as well as non-cash adjustments associated with mark-to-market FAS 133 accounting for hedging activity. In the third quarter of 2006, Aleris recorded charges of $53.7 million for the early extinguishment of debt related to the Corus Aluminum acquisition, $24.3 million of non-cash mark-to-market FAS 133 unrealized hedge losses and $2.6 million of restructuring and other costs; offset partially by a one-time $9.8 million gain on currency hedges related to a portion of the euro purchase price for the Corus Aluminum acquisition. In the same period of 2005, Aleris recorded $2.7 million of non-cash mark-to-market FAS 133 unrealized hedge gains that more than offset $1.0 million of restructuring charges related to the Commonwealth merger.

Corporate G&A increased 63% to $23.5 million in the third quarter of 2006 from the comparable 2005 period due to the Corus Aluminum acquisition, increased incentive compensation expense and Aleris’s centralization of certain functions. However, as a percentage of revenues, corporate G&A expense continued to decline to 1.7% in the third quarter of 2006 from 2.6% in the third quarter of 2005.

Corporate interest and other income/expense aggregated $44.1 million of expense during the third quarter 2006 and compared with $0.3 million of income during the comparable 2005 period. Expense in 2006 included $53.7 million for the early extinguishment of debt and was partially offset by $9.8 million of currency gains related to the Corus Aluminum acquisition.

Interest expense for the third quarter of 2006 increased to $26.6 million from $9.8 million in the third quarter of 2005 due to the refinancing to fund the Corus Aluminum acquisition, higher borrowings associated with the 2005 acquisitions and higher interest rates.

On a year-to-date basis, corporate G&A increased 35% to $57.2 million from $42.4 million in the comparable 2005 period due to increased incentive compensation and higher stock-based compensation expense, the Corus Aluminum acquisition and the centralization of certain functions. However, as a percentage of revenues, corporate G&A expense decreased to 1.8% in the first nine months of 2006 from 2.4% for the first nine months of 2005.

Corporate interest and other income/expense totaled $43.9 million of expense for the first nine months of 2006 and included $53.7 million for the early extinguishment of debt, offset partially by $ 9.8 million of currency gains.

Interest expense for year-to-date 2006 increased to $54.3 million from $30.1 million in the prior-year period because of higher borrowings related to the Corus Aluminum acquisition and the 2005 acquisitions as well as higher rates.

Capital expenditures were $27.7 million for the third quarter of 2006, compared with $16.9 million for the previous year’s quarter. The increase primarily resulted from expansions at the Company’s rolled products facilities in Lewisport, Kentucky, and Uhrichsville, Ohio. Year-to-date capital expenditures were $53.5 million compared with $38.9 million for the first nine months of 2005.

Proposed Merger With TPG

On August 8, 2006, Aleris announced that it had entered into a definitive merger agreement under which TPG would acquire all of the outstanding stock of Aleris for approximately $1.7 billion plus the assumption of or repayment of approximately $1.6 billion of debt. The transaction continues on track as all regulatory requirements have been met. Closing of the transaction is expected at the end of 2006 or early in 2007.

About Aleris

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Aleris is also a recycler of zinc and a leading U.S. manufacturer of zinc metal and value-added zinc products that include zinc oxide and zinc dust. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 50 production facilities in North America, Europe, South America and Asia, and employs approximately 8,600 employees. For more information about Aleris, please visit our Web site at www.aleris.com.

Important Additional Information Regarding the Merger Will Be Filed With the SEC

In connection with the proposed merger, Aleris will file a definitive proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Aleris at the Securities and Exchange Commission’s web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from Aleris by directing such request to Aleris International, Inc., Investor Relations, 25825 Science Park Drive, Beachwood, Ohio, 44072. Telephone: (216) 910-3634.

Aleris and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Aleris’s participants in the solicitation, which may be different than those of Aleris stockholders generally, is set forth in Aleris’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future actual and adjusted earnings and earnings per share; future improvements in margins, processing volumes and pricing; overall 2006 operating performance; anticipated higher adjusted effective tax rates; expected cost savings; success in integrating Aleris’s recent acquisitions, including the acquisition of the downstream aluminum businesses of Corus Group plc; its future growth; an anticipated favorable economic environment in 2006; future benefits from acquisitions and new products; expected benefits from changes in the industry landscape and post-hurricane reconstruction; and anticipated synergies resulting from the merger with Commonwealth, the acquisition of the downstream aluminum businesses of Corus Group plc and other acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’s levels of indebtedness and debt service obligations; its ability to effectively integrate the business and operations of its acquisitions; further slowdowns in automotive production in the U.S. and Europe; the financial condition of Aleris’s customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that Aleris processes; the ability of Aleris to enter into effective metals, natural gas and other commodity derivatives; continued increases in natural gas and other fuel costs of Aleris; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions, including any decline caused by terrorist activities or other unanticipated events; future utilized capacity of Aleris’s various facilities; a continuation of building and construction customers and distribution customers reducing their inventory levels and reducing the volume of Aleris’s shipments; restrictions on and future levels and timing of capital expenditures; retention of Aleris’s major customers; the timing and amounts of collections; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in Aleris’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to Aleris’s annual report on Form 10-K for the fiscal year ended December 31, 2005, and quarterly report on Form 10-Q for the quarter ended June 30, 2006 and the 10-Q for the quarter ended September 30, 2006 when filed, particularly the sections entitled “Risk Factors” contained therein.

Contact:	Michael D. Friday
Aleris International, Inc.
Phone # 216-910-3503

Aleris International, Inc.

Consolidated Statement of Income

(in millions, except share and per share data)

(unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2006	2005	2006	2005

REVENUES	$1,395.0	$554.9	$3,255.4	$1,803.5
Cost of sales	1,287.6	495.8	2,946.9	1,610.7

GROSS PROFIT	107.4	59.1	308.5	192.8
Selling, general and administrative expense	52.4	22.1	108.9	64.9
Restructuring and other charges	2.6	1.0	2.3	4.8
Unrealized losses (gains) on Derivative instruments	24.3	(2.7)	7.1	10.4

Operating income	28.1	38.7	190.2	112.7
Interest expense	26.6	9.8	54.3	30.1
Interest income	(0.9)	(0.6)	(1.5)	(1.2)
Other expense (income), net	41.1	0.2	42.4	(0.1)
Equity in net loss of affiliate	—	0.1	—	0.3

(Loss) income before provision for income taxes and minority interests	(38.7)	29.2	95.0	83.6
(Benefit) provision for taxes	(14.7)	(2.4)	35.0	3.8
(Loss) income before minority	(24.0)	31.6	60.0	79.8
Minority interests, net of provision for income taxes	0.2	0.1	0.6	0.3

Net (loss) income	$(24.2)	$31.5	$59.4	$79.5

(Loss) earnings per share:
Basic	$(0.78)	$1.03	$1.92	$2.62
Diluted	$(0.78)	$1.01	$1.87	$2.55
Weighted Average Shares Outstanding (in thousands):
Basic	31,027	30,495	30,914	30,367
Diluted	31,027	31,276	31,724	31,151

Aleris International, Inc.

Supplementary Information

(in millions, except percentages and per share data)

(unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2006	2005	2006	2005
Depreciation and amortization	$31.7	$13.6	$63.4	$39.8
Capital spending	$27.7	$16.9	$53.5	$38.9

Segment Reporting
Shipment Lbs:
Global rolled and extruded Products	505.4	201.1	1,070.9	698.7
Processed Lbs:
Global Recycling	822.2	776.3	2,452.6	2,333.3
Global Zinc	63.6	58.3	188.1	171.2

	885.8	834.6	2,640.7	2,504.5

Revenues:
Global Rolled and extruded Products	$877.6	$270.5	$1,767.9	$942.8
Global Recycling	375.7	230.9	1,110.3	708.9
Global Zinc	148.8	60.2	397.4	175.1
Intersegment eliminations	(7.1)	(6.7)	(20.2)	(23.3)

	$1,395.0	$554.9	$3,255.4	$1,803.5
Segment Income:
Global Rolled and extruded Products	$45.5	$35.9	$140.3	$123.7
Global Recycling	22.7	10.7	71.0	31.3
Global Zinc	14.2	4.8	48.5	14.9

Total segment income	$82.4	$51.4	$259.8	$169.9

Corporate unallocated:
Corporate G & A	(23.5)	(14.4)	(57.2)	(42.4)
Restructuring and other costs	(2.6)	(1.0)	(2.3)	(4.8)
Interest expense	(26.6)	(9.8)	(54.3)	(30.1)
Unrealized (losses) gains on Derivative instruments	(24.3)	2.7	(7.1)	(10.4)
Interest and other income, net	(44.1)	0.3	(43.9)	1.4

(Loss) income before provision for tax and minority interest	$(38.7)	$29.2	$95.0	$83.6

Aleris International, Inc.

Condensed Consolidated Balance Sheet

(in millions)

	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current Assets:
Cash	$107.6	$6.8
Accounts receivable, net	736.9	325.1
Inventories	874.4	404.8
Derivative financial instruments	56.0	28.0
Other current assets	95.2	46.1

Total Current Assets	1,870.1	810.8

PP&E, net	1,051.9	537.8
Goodwill	266.4	152.8
Restricted cash	6.2	6.2
Other assets	95.6	46.5

TOTAL ASSETS	$3,290.2	$1,554.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$545.4	$200.8
Accrued liabilities	324.6	135.4
Current maturities of long-term debt	22.4	20.8

Total Current Liabilities	892.4	357.0

Deferred income taxes payable	93.8	51.8
Long-term debt	1,563.6	631.0
Other long-term liabilities	287.6	120.5
Stockholders’ Equity	452.8	393.8

TOTAL LIABILITIES AND EQUITY	$3,290.2	$1,554.1

Aleris International, Inc.

Reconciliation of Net Income to

Earnings Before Interest, Taxes, Depreciation and

Amortization (EBITDA) and EBITDA Excluding Special Items

(in millions)

(unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2006	2005	2006	2005
Net (loss) income	$(24.2)	$31.5	59.4	$79.5
Interest expense, net	25.7	9.3	52.8	28.9
Income taxes	(14.7)	(2.4)	35.0	3.8
Minority interests	0.2	0.1	0.6	0.3
Depreciation and amortization	31.7	13.6	63.4	39.8
EBITDA	$18.7	$52.1	$211.2	$152.3

Unrealized losses (gains) on derivative financial instruments	24.3	(2.7)	7.1	10.4
Restructuring and other charges	2.6	1.0	2.3	4.8
Non-cash cost of sales impact of recording acquired assets at fair value	33.2	1.2	34.8	7.9
Charges related to acquisitions	43.9	—	43.9	—

EBITDA, excluding special items	$122.7	$51.6	$299.3	$175.4

Aleris International, Inc.

Reconciliation of Earnings per Diluted Share to

Adjusted Earnings per Diluted Share(1)

(unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2006	2005	2006	2005
(Loss) earnings per share as reported	$(0.78)	$1.01	$1.87	$2.55
Purchase accounting adjustments	1.05	0.03	1.10	0.25
Unrealized losses (gains) on derivative financial instruments	0.76	(0.09)	0.22	0.33
Restructuring and other charges	0.08	0.03	0.07	0.15
Acquisition related costs	1.38	—	1.38	—
Tax impact	(1.23)	(0.16)	(1.05)	(0.17)

Earnings per share as adjusted	$1.26	$0.82	$3.59	$3.11

(1)	This statement reconciles (i) earnings per share as reported, (ii) to earnings per share as adjusted to exclude the impact of purchase accounting adjustments, loses on the early extinguishment of debt, a one time realized gain on the settlement of derivative financial instruments that hedged a portion of the purchase price to acquire Corus Aluminum, mark to market FAS 133, unrealized gains and losses on derivative financial instruments and restructuring and other credits and charges. For 2005, the “tax impact” represents the impact of using an 8.75% effective tax rate to compute adjusted earnings per share rather than the quarterly and year-to-date reported rates of (8.2)% and 4.2% respectively. The 8.75% rate was used to develop our estimated adjusted earnings per share. For 2006 pro forma adjusted earnings per share, the “tax impact” was determined by using an annual tax rate of 38% on the adjusted items as shown. The methods used to compute these measures may differ from the methods used by other companies. Earnings per share as adjusted is a non GAAP measure. This non-GAAP measure has limitations as an analytical tool and should be considered in addition to, not in isolation or as a substitute for, or superior to, Aleris’s measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the tables contained herein reconciling the non-GAAP financial measures to comparable GAAP amounts. Management believes earnings per share as adjusted to exclude special items is useful to our stakeholders in better understanding our operating results from period to period and the ongoing performance of our underlying businesses without the impact of these special items.

# # #